EXHIBIT 5.1

Tomasz Wozniak

Partner

+44.20.3201.5597

Tomasz.wozniak@morganlewis.com

Selina Hospitality PLC

27 Old Gloucester Street

London

United Kingdom

WC1N 3AX

18 August 2023

Dear Sirs

Re: Selina Hospitality PLC (the “Company”)

Introduction

1.	We are acting as advisers as to English law to the Company, a public limited company incorporated under the laws of England and Wales with company number 13931732 and its registered office at 6th Floor 2 London Wall Place, Barbican, London, EC2Y 5AU, in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) of the Company on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). Expressions defined in the Registration Statement or in the Schedules to this opinion have the same meanings when used in this opinion. The Company has filed the Registration Statement for the purposes of registering with the Commission under the Act: (A) the potential offer and sale from time to time by the Selling Securityholders (as defined in the Registration Statement) of up to 8,651,624 (the “Resale Shares”) ordinary of $0.005064 (to six decimal places) each in the capital of the Company shares (the “Ordinary Shares”) comprised of (i) up to 3,820,000 Ordinary Shares to Yam at Selina Ops, L.P. (“YAM”) in connection with the Company’s agreement to buyout YAM’s interest in the Company’s joint venture with YAM pertaining to the development of the Company’s business in Panama, Costa Rica and Nicaragua, (ii) 555,790 Ordinary Shares issued to certain of the Company’s third-party services providers and joint venture partners in lieu of cash payments due, (iii) 1,184,976 Ordinary Shares issued to certain private placement investors (the “Private Placement Investors”) pursuant to a series of subscription agreements for an aggregate purchase price of $1.6 million (the “Private Placements”), (iv) 912,656 Ordinary Shares issuable upon conversion of convertible notes (the “2023 Private Placement Convertible Notes”) issued to certain private placement investors for an aggregate purchase price of $0.25 million, (v) 428,202 Ordinary Shares issuable upon the exercise of warrants (the “Private Placement Warrants”) issued to the Private Placement Investors in connection with the Private Placements; and (vi) 1,750,000 Ordinary Shares issuable upon the exercise of Kibbutz Holding S.a.r.l. (“Kibbutz”) that were issued to Kibbutz in exchange for Kibbutz providing certain guarantees on behalf of the Company; and (B) the offering and sale to the public of up to (i) 1,394,061 warrants (the “Public Warrants” and, collectively with the Private Placement Warrants and the Kibbutz Warrant, the “Warrants”) issuable by the Company to certain holders who have elected to cancel the same number of warrants held by them, which such warrants were originally issued to such holders on October 27, 2022 in connection with the issuance by the Company of $147.5 million aggregate principal amount of unsecured convertible notes, and (ii) 4,484,919 Ordinary Shares (the “Underlying Shares”), comprised of up to (a) 1,394,061 Ordinary Shares issuable upon the exercise of the Public Warrants, (b) 428,202 Ordinary Shares issuable upon the exercise of the Private Placement Warrants, (c) 1,750,000 Ordinary Shares issuable upon the exercise of the Kibbutz Warrant and (d) 912,656 Ordinary Shares issuable upon the conversion of the 2023 Private Placement Convertible Notes. The Public Warrants are exercisable into Ordinary Shares at an exercise price of $11.50 and are governed by the Amended and Restated Warrant Agreement, effective as of October 27, 2022, by and among the Company, BOA Acquisition Corp. Computershare Inc., and its affiliate, Computershare Trust Company, N.A.

2.	The Underlying Shares and the Resale Shares are collectively referred to herein as the “Registered Shares.” The Registered Shares and the Public Warrants are referred to herein collectively as the “Securities”. This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

3.	This opinion is confined to matters of English law, and as applied by English courts and reported, as at 9:00 am BST on today’s date. We accept no responsibility to notify you of any changes in English law or to otherwise update this opinion in any respect. We have not made any investigation of, and do not express any opinion on, any law other than English law.

Opinion

4.	On the basis stated in paragraph 2, and subject to the limitations, assumptions and qualifications set out in Schedule 1, we are of the opinion that:

i.	in accordance with the terms of the Articles, the Registered Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly and validly authorised for issue, fully paid and non-assessable. The Underlying Shares, when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, upon the Company’s receipt of the consideration therefor and entry of the names of the appropriate persons in the Company’s register of members, will be duly and validly authorized and validly issued, fully paid and non-assessable; and

ii.	in accordance with the terms of the Articles, the Resale Shares (other than those Resale Shares that are issuable upon exercise of the Warrants or issuable upon conversion of the 2023 Private Placement Convertible Note”) have been duly and validly authorised and duly and validly issued, fully paid and non-assessable.

Consent

5.	We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of the name Morgan, Lewis & Bockius UK LLP under the heading “Legal Matters” in the Registration Statement and in the related prospectus contained therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Governing Law

6.	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully,

/S/ MORGAN, LEWIS & BOCKIUS UK LLP

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SCHEDULE 1

LIMITATIONS, ASSUMPTIONS AND QUALIFICATIONS

1. Limitations

(a)	We have carried out our legal work relating to the filing of the Registration Statement (including the provision of this opinion) on the basis of our engagement letter entered into with the Company.
(b)	This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters. Without limiting the previous sentence, we express no opinion in respect of the tax treatment of any of the transactions described in the Registration Statement.
(c)	We do not express an opinion as to matters of fact and have not been responsible for verifying whether any statement of fact (including law other than English law), opinion or intention in any documents referred to in this opinion or any related document is accurate, complete or reasonable.
(d)	In preparing this opinion the Documents (listed in Schedule 2) are the only documents we have reviewed, and the Searches (listed in Schedule 2) are the only searches and inquiries we have made.

2. Assumptions

We have assumed (and not verified or sought to verify):

(a)	the genuineness of all signatures, stamps and seals on the Documents;
(b)	that all copy Documents are complete and conform to the originals;
(c)	that each signed Document has been duly executed and, where applicable, delivered on behalf of each party to it without it being subject to any escrow or other similar arrangement, and where a Document was in draft (including agreed form), it will be or has been executed in that form;
(d)	that the information revealed by the Searches was and remains complete, accurate and up to date in all respects as at the date of this opinion, and the Searches did not fail to disclose any information relevant for the purposes of this opinion;
(e)	that a meeting or meetings of the board of directors of the Company or a committee thereof will be duly convened, constituted and quorate and the appropriate resolutions providing for the filing of the Registration Statement (the “Board Resolutions”) and, in each case, such resolutions will remain in full force and effect, not having been amended, revoked or superseded, at the relevant Allotment Dates;
(f)	that the actions to be carried out by the Company, and the exercise of its rights and performance of its obligations, in connection with the Board Resolutions will materially benefit the Company, and that the directors of the Company have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws and the Company’s then current articles of association in approving the Board Resolutions and the matters contemplated thereby;
(g)	on each Allotment Date the Company will comply with all applicable laws to allot and issue the Underlying Shares and receive such consideration as is necessary to fully pay the nominal value of the Underlying Shares and any applicable share premium;
(h)	that the Company is not, nor will be, engaging in unlawful, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or any associated activity illegal, void or voidable;
(i)	that each person dealing with the Company in connection with the transaction which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000 (“FSMA”)) is an authorised person or an exempt person for the purposes of FSMA, and any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in connection with the issue of the Registered Shares has only been communicated or caused to be communicated in circumstances in which there has been no breach of section 21(1) of FSMA;

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(j)	that no step has been taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of any of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction;
(k)	that any conditions to the authority to allot and issue the Registered Shares pursuant to the Corporate Approvals will be satisfied;
(l)	the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue Registered Shares on a non pre-emptive basis;
(m)	following the date of this opinion and prior to the issue of the Registered Shares, the Merger Agreement will become unconditional;
(n)	that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto and constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, the laws of England) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to the obligations or rights of any of the parties under the Documents or any of the transactions contemplated by the Documents (including the Transaction), such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions, and such laws have been and will be complied with;
(o)	that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than English law) in order to permit the performance of the actions to be carried out in connection with the Transaction have been or will be duly made or obtained, and all statutory notifications under the Companies Act 2006 in relation to the Registered Shares, when issued, have been duly or will be made and valid entries will be made in the books and registers of the Company reflecting the issuances of Registered Shares;
(p)	there are no facts or circumstances whatsoever (whether relating to collateral agreements, corporate actions, foreign laws, amendments to or waivers of any provisions of the Documents, the involvement of one or more third parties or intermediaries, breach of obligation limitation or restriction, or otherwise) not evident from Documents or the Searches that would render any part of the advice in this opinion incorrect; and
(q)	that the term “non-assessable”, which has no recognised meaning in English law, for the purposes of this letter means that under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Registered Shares, no holder of such Registered Shares is liable, solely because of such holder’s status as a holder of such Registered Shares, for additional assessments or calls for further funds by the Company.

3. Qualifications

(a)	This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.
(b)	The Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company;
(ii)	an administration order has been made;
(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or
(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public record of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

(c)	The Winding-up Enquiry relates only to the presentation of: (1) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (2) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; (3) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London; and (4) a notice of a moratorium under Part A1 of the Insolvency Act 1986. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment or notice of a moratorium has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;
(ii)	in the case of: (i) an application for the making of an administration order; (ii) the filing of a notice of intention to appoint an administrator; (iii) the filing of a notice of appointment of an administrator; or (iv) the filing of a notice of a moratorium, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions.

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SCHEDULE 2

DOCUMENTS AND SEARCHES

1. Documents

(a)	The Registration Statement.
(b)	Copies (certified by the company secretary as being true, complete and up-to-date in each case) of the following documents:

(i)	a copy of the articles of association of the Company adopted on 13 July 2022; and
(ii)	the shareholders resolutions passed at the annual general meeting of the Company held on 13 July 2022, approving, amongst other things, the adoption of the New Articles,

(Together, the “Documents”).

2. Searches and enquiries

(a)	At 1:40 pm on 17 August 2023, we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the “Company Search”).
(b)	At 1:46 pm on 17 August 2023, we searched the records at the Central Registry of Winding Up Petitions in respect of the Company (the “Winding-Up Enquiry”).

(Together, the “Searches”).

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